Exhibit 99.1

                       CARNIVAL CORPORATION & PLC REPORTS
                             THIRD QUARTER EARNINGS

      MIAMI  (September 21, 2006) - Carnival  Corporation & plc (NYSE/LSE:  CCL;
NYSE: CUK) reported net income of $1.23 billion, or $1.49 diluted EPS, on revenues of $3.91 billion for its third quarter ended August 31, 2006. Net income for the third quarter of 2005 was $1.18 billion, or $1.40 diluted EPS, on revenues of $3.61 billion.

      Net income for the nine months ended August 31, 2006 was $1.86 billion, or $2.25 diluted EPS, on revenues of $9.03 billion, compared to net income of $1.92 billion, or $2.29 diluted EPS, on revenues of $8.52 billion for the same period in 2005.

      Third quarter 2006 revenues  increased 8.3 percent,  primarily driven by a
5.2 percent increase in capacity and an increase in revenue yields (revenue per available lower berth day). Net revenue yields in current dollars for the third quarter of 2006 increased 1.0 percent compared to the prior year. Net revenue yields as measured on a local currency basis ("constant dollar basis"), which the company believes better reflects underlying revenue performance, were in line with the same period last year. Gross revenue yields increased 2.1 percent.

      Net cruise costs per available lower berth day ("ALBD") for the third quarter of 2006 increased 4.8 percent compared to the same period last year. On a constant dollar basis, net cruise costs per ALBD increased 3.8 percent from the same period last year. The increase in costs per ALBD was primarily due to a 29 percent increase in fuel prices. Excluding the increased fuel prices, the company's 2006 third quarter net cruise costs per ALBD were in line with last year on a constant dollar basis. Gross cruise costs per ALBD increased 5.4 percent.

      Carnival Corporation & plc Chairman and CEO Micky Arison said, "Despite rising fuel costs and softness in Caribbean business, we still managed to grow earnings by over six percent in a difficult environment. The successful introduction of three new ships along with strong European and Alaska cruise seasons helped us overcome $55 million in higher fuel costs and weakness in Caribbean demand," he explained. "Both our European and North American brands have enjoyed a very strong summer in Europe and the North American brands operating in Alaska also performed very well during the quarter."

      Forward Outlook

      For the fourth quarter, advance booking levels are slightly behind last year at this time on a capacity adjusted basis, with average pricing slightly above last year in current dollars. As a result, the company expects that net revenue yields for the fourth quarter of 2006 will increase slightly (flat to down slightly in constant dollars) compared to last year's fourth quarter.

      Net cruise costs per ALBD in the fourth quarter of 2006 are expected to be flat to up slightly (flat to down slightly in constant dollars) compared to 2005. The company's cost guidance for fuel is based on recent forward prices for the balance of the year which are in line with the average prices for the fourth quarter of 2005.

      Based on these estimates, the company expects diluted earnings per share for the fourth quarter of 2006 to be in the range of $0.46 to $0.48. This guidance is based on currency exchange rates of $1.27 to the euro and $1.87 to sterling.

      Arison also noted that for the full year the company is currently on track to post earnings per share of $2.71 to $2.73. This is slightly higher than last year despite significant challenges in 2006, not the least of which was a $210 million or $0.25 per share increase in fuel costs.

      Looking to early 2007, Arison said that overall booking levels on a capacity adjusted basis, for the first quarter of 2007 are modestly down compared to the same time last year. The sluggish demand for the Caribbean is continuing into the first quarter of 2007 causing North American booking levels to be behind last year, while business for the company's European brands for that period is running ahead of last year's pace.

      New Ship Delivery

      During the third quarter, the company's Costa Cruises' brand took delivery
of  the  new   3,000-passenger   Costa  Concordia,   which  launched   seven-day
Mediterranean cruises from Civitavecchia (Rome) on July 23, 2006.

      Also in the third quarter, the company launched its first Asian-based cruise initiative, Costa Asia, with the newly refurbished Costa Allegra operating five-day voyages from Shanghai, the People's Republic of China, which began July 3, 2006.

      Carnival has scheduled a conference call with analysts at 10 a.m. EST (15.00 London time) today to discuss its 2006 third quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc's Web site at www.carnivalcorp.com and www.carnivalplc.com.

      Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn Cruise Line, Windstar Cruises, AIDA Cruises, Costa Cruises, Cunard Line, Ocean Village, P&O Cruises, Swan Hellenic, and P&O Cruises Australia.

      Together, these brands operate 81 ships totaling approximately 144,000 lower berths with 15 new ships scheduled to enter service between March 2007 and spring 2010. Carnival Corporation & plc also operates the leading tour companies in Alaska and the Canadian Yukon, Holland America Tours and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans," and "estimates" and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: risks associated with the DLC structure, including the uncertainty of its tax status; general economic and business conditions, which may impact levels of disposable income of consumers and thereby impact the net revenue yields for cruise brands of Carnival Corporation & plc; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives; risks associated with operating internationally; the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service, other world events and adverse publicity, and their impact on the demand for cruises; accidents, unusual weather patterns or natural disasters, such as hurricanes and earthquakes, and other incidents, (including machinery and equipment failures or improper operation thereof), which could cause the alteration of itineraries or cancellation of a cruise or series of cruises and the impact of the spread of contagious diseases, affecting the health, safety, security and vacation satisfaction of passengers; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the ability of Carnival Corporation & plc to implement its shipbuilding programs and brand strategies and to continue to expand its business worldwide; Carnival Corporation & plc's future operating cash flow may not be sufficient to fund future obligations and Carnival Corporation & plc may not be able to obtain financing, if necessary, on terms that are favorable or consistent with Carnival Corporation & plc's expectations; Carnival Corporation & plc's ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and fuel, food, payroll, insurance and security costs; the impact of pending or threatened litigation; changes in and compliance with the environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operates, including the implementation of U.S. regulations requiring U.S. citizens to obtain passports for travel to or from additional foreign destinations; continued availability of attractive port destinations; Carnival Corporation & plc's ability to successfully implement cost reduction plans and the continuing financial viability of Carnival Corporation & plc's travel agent distribution system and air service providers. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.


MEDIA CONTACTS                                       INVESTOR RELATIONS CONTACT
US                                                   US/UK
Carnival Corporation & plc                           Carnival Corporation & plc
Tim Gallagher                                        Beth Roberts
1 305 599 2600, ext. 16000                           1 305 406 4832


UK
Brunswick Group
Richard Jaques/Ruban Yogarajah
44 (0) 20 7404 5959

2006 Third Quarter Earnings -

                           CARNIVAL CORPORATION & PLC

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Three Months Ended August 31,   Nine Months Ended August 31,
                                                       -----------------------------   ----------------------------
                                                             2006          2005 (1)         2006             2005 (1)
                                                             ----          ----             ----             ----
                                                                    (in millions, except per share data)
Revenues
     Cruise
       Passenger tickets                                  $ 2,894       $ 2,700          $ 6,825          $ 6,446
       Onboard and other                                      709           656            1,847            1,766
     Other                                                    302           251              357              309
                                                          -------       -------          -------          -------
                                                            3,905         3,607            9,029            8,521
                                                          -------       -------          -------          -------
Costs and Expenses
     Operating
       Cruise
            Commissions, transportation and other             538           475            1,351            1,278
            Onboard and other                                 128           118              326              311
            Payroll and related                               294           297(2)           854              844(2)
            Fuel                                              243           189              707              491
            Food                                              168           160              479              464
            Other ship operating                              398           359(3)         1,135            1,063(3)
       Other                                                  206           162              259              215
                                                          -------       -------          -------          -------
       Total                                                1,975         1,760            5,111            4,666
     Selling and administrative                               335           300            1,054              978
     Depreciation and amortization                            255           226              727              672
                                                          -------       -------          -------          -------
                                                            2,565         2,286            6,892            6,316
                                                          -------       -------          -------          -------

Operating Income                                            1,340         1,321            2,137            2,205
                                                          -------       -------          -------          -------

Nonoperating (Expense) Income
     Interest income                                            5            10               17               19
     Interest expense, net of capitalized interest            (81)          (82)            (232)            (250)
     Other expense, net                                        (1)          (23)(4)          (17)(5)          (15)(4)(6)
                                                          -------       -------          -------          -------
                                                              (77)          (95)            (232)            (246)
                                                          -------       -------          -------          -------

Income Before Income Taxes                                  1,263         1,226            1,905            1,959

Income Tax Expense, Net                                       (31)          (45)             (42)             (42)
                                                          -------       -------          -------          -------

Net Income                                                $ 1,232       $ 1,181          $ 1,863          $ 1,917
                                                          =======       =======          =======          =======

Earnings Per Share
     Basic                                                $  1.55       $  1.46          $  2.32          $  2.38
                                                          =======       =======          =======          =======
     Diluted                                              $  1.49       $  1.40          $  2.25          $  2.29
                                                          =======       =======          =======          =======

Dividends Per Share                                       $  0.25       $  0.20          $  0.75          $  0.55
                                                          =======       =======          =======          =======

Weighted-Average Shares Outstanding - Basic                   797           806              804              805
                                                          =======       =======          =======          =======
Weighted-Average Shares Outstanding - Diluted                 831           854              839              854
                                                          =======       =======          =======          =======

(1) Reclassifications have been made to certain 2005 amounts to conform to the current period presentation as a result of adopting a new chart of accounts in connection with the initial implementation of a new worldwide accounting system.

(2) Includes $23 million expense related to the British Merchant Navy Officers Pension Fund contribution.

(3) Retrospectively adjusted for the change in the company's method of accounting for dry-dock costs from the deferral method to the direct expense method, which resulted in a $30 million and $13 million decrease in other ship operating costs for the three and nine months ended August 31, 2005, respectively.

(4)   Includes a $22 million expense for a non-cruise investment write-down.

(5) Includes a $10 million expense for a non-cruise investment write-down partially offset by a $4 million gain on sale of this investment, and a $5 million expense for a litigation reserve.

(6)   Includes a $7 million gain from the settlement of litigation.

2006 Third Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                  SELECTED STATISTICAL AND SEGMENT INFORMATION

                                                 Three Months Ended August 31,        Nine Months Ended August 31,
                                                 -----------------------------        ----------------------------
                                                    2006             2005 (1)           2006                2005 (1)
                                                    ----             ----               ----                ----
                                                           (in millions, except statistical information)
STATISTICAL INFORMATION
      Passengers carried (in thousands)                2,012            1,953              5,237               5,260
      Available lower berth days (2)              12,937,155       12,297,220         37,116,575          35,595,494
      Occupancy percentage                             111.0%           110.9%             107.0%(3)           106.6%
      Fuel cost per metric ton                  $        350     $        271       $        341        $        239

   SEGMENT INFORMATION
      Revenues
          Cruise                                $      3,603     $      3,356       $      8,672        $      8,212
          Other                                          380              329                449                 401
          Intersegment elimination                       (78)             (78)               (92)                (92)
                                                ------------     ------------       ------------        ------------
                                                $      3,905     $      3,607       $      9,029        $      8,521
                                                ============     ============       ============        ============
      Operating expenses
          Cruise                                $      1,769     $      1,598       $      4,852        $      4,451
          Other                                          284              240                351                 307
          Intersegment elimination                       (78)             (78)               (92)                (92)
                                                ------------     ------------       ------------        ------------
                                                $      1,975     $      1,760       $      5,111        $      4,666
                                                ============     ============       ============        ============

      Selling and administrative expenses
          Cruise                                $        324     $        289       $      1,023        $        943
          Other                                           11               11                 31                  35
                                                ------------     ------------       ------------        ------------
                                                $        335     $        300       $      1,054        $        978
                                                ============     ============       ============        ============

      Depreciation and amortization             $        246     $        219       $        702        $        651
          Cruise                                           9                7                 25                  21
                                                ------------     ------------       ------------        ------------
          Other                                 $        255     $        226       $        727        $        672
                                                ============     ============       ============        ============

      Operating income
          Cruise                                $      1,264     $      1,250       $      2,095        $      2,167
          Other                                           76               71                 42                  38
                                                ------------     ------------       ------------        ------------
                                                $      1,340     $      1,321       $      2,137        $      2,205
                                                ============     ============       ============        ============

(1) Reclassifications have been made to certain 2005 amounts to conform to the current period presentation.

(2) Available lower berth days is the standard measure of capacity for the period. It assumes that each cabin we offer for sale accommodates two passengers. ALBDs are computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(3) Occupancy percentage includes the three ships chartered to the Military Sealift Command in connection with Hurricane Katrina relief efforts at 100% occupancy.

            2006 Third Quarter Earnings -

                           CARNIVAL CORPORATION & PLC
                           NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

                                             Three Months Ended August 31,       Nine Months Ended August 31,
                                             -----------------------------       ----------------------------
                                                    2006               2005 (2)        2006               2005 (2)
                                                    ----               ----            ----               ----
                                                         (in millions, except ALBDs and yields)
Cruise revenues
    Passenger tickets                       $      2,894       $      2,700    $      6,825       $      6,446
    Onboard and other                                709                656           1,847              1,766
                                            ------------       ------------    ------------       ------------
Gross cruise revenues                              3,603              3,356           8,672              8,212
Less cruise costs
    Commissions, transportation and other           (538)              (475)         (1,351)            (1,278)
    Onboard and other                               (128)              (118)           (326)              (311)
                                            ------------       ------------    ------------       ------------
Net cruise revenues (1)                     $      2,937       $      2,763    $      6,995       $      6,623
                                            ============       ============    ============       ============

ALBDs                                         12,937,155         12,297,220      37,116,575         35,595,494
                                            ============       ============    ============       ============

Gross revenue yields (1)                    $     278.50       $     272.90    $     233.64       $     230.72
                                            ============       ============    ============       ============

Net revenue yields (1)                      $     227.06       $     224.72    $     188.44       $     186.07
                                            ============       ============    ============       ============

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:


                                             Three Months Ended August 31,      Nine Months Ended August 31,
                                             -----------------------------      ----------------------------
                                                    2006               2005 (2)        2006               2005 (2)
                                                    ----               ----            ----               ----
                                                        (in millions, except ALBDs and costs per ALBD)
Cruise operating expenses                   $      1,769       $      1,598    $      4,852       $      4,451
Cruise selling and administrative expenses           324                289           1,023                943
                                            ------------       ------------    ------------       ------------
Gross cruise costs                                 2,093              1,887           5,875              5,394
Less cruise costs included in net cruise
    revenues Commissions, transportation
    and other                                       (538)              (475)         (1,351)            (1,278)
    Onboard and other                               (128)              (118)           (326)              (311)
                                            ------------       ------------    ------------       ------------
Net cruise costs (1)                        $      1,427       $      1,294    $      4,198       $      3,805
                                            ============       ============    ============       ============

ALBDs                                         12,937,155         12,297,220      37,116,575         35,595,494
                                            ============       ============    ============       ============

Gross cruise costs per ALBD (1)             $     161.83       $     153.49    $     158.29       $     151.54
                                            ============       ============    ============       ============

Net cruise costs per ALBD (1)               $     110.38       $     105.31    $     113.09       $     106.89
                                            ============       ============    ============       ============

2006 Third Quarter Earnings -

                      NOTES TO NON-GAAP FINANCIAL MEASURES

(1) We use net cruise revenues per ALBD ("net revenue yields") and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company's cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use "net cruise revenues" rather than "gross cruise revenues." We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined, except for the impact of changing prices.

      Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs that are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

      We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the "air/sea mix"). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

      We also monitor these two non-GAAP financial measures assuming the 2006 currency exchange rates have remained constant with the 2005 comparable period rates, or on a "constant dollar basis," in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure indicating the actual growth of our operations in a fluctuating rate environment. On a constant dollar basis, net cruise revenues and net cruise costs would be $2.90 billion and $1.41 billion for the three months ended August 31, 2006, and $7.03 billion and $4.23 billion for the nine months ended August 31, 2006, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.56 billion and $2.07 billion for the three months ended August 31, 2006 and $8.72 and $5.93 billion for the nine months ended August 31, 2006, respectively. In addition, our non-U.S. cruise operations depreciation and net interest expense were impacted by changes in exchange rates for the three and nine months ended August 31, 2006, compared to August 31, 2005.

(2) Reclassifications have been made to certain 2005 amounts to conform to the current period presentation.